September 8, 2025

Ron Bain
Chief Financial Officer
VAALCO Energy, Inc.
2500 CityWest Blvd., Suite 400
Houston, Texas 77042

       Re: VAALCO Energy, Inc.
           Form 10-K for the Fiscal Year ended December 31, 2024
           Filed March 17, 2025
           File No. 001-32167
Dear Ron Bain:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Energy &
Transportation